Exhibit 107

Calculation of Filing Fee Tables

Form S-3

REGENCY CENTERS CORPORATION

REGENCY CENTERS, L.P.

(Exact Name of Registrant as Specified in its Charter)

	Security Type (1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Regency Centers Corporation

Fees to be Paid	Equity	Common Stock (including Special Common Stock), $0.01 par value	(3)	(2)	(2)	(2)	(3)	(3)
	Equity	Preferred Stock, $0.01 par value	(3)	(2)	(2)	(2)	(3)	(3)
	Other	Depository Shares	(3)	(2)	(2)	(2)	(3)	(3)
	Other	Warrants	(3)	(2)	(2)	(2)	(3)	(3)
	Other	Purchase Contracts	(3)	(2)	(2)	(2)	(3)	(3)
	Other	Units	(3)	(2)	(2)	(2)	(3)	(3)
	Other	Guarantees of Debt Securities of Regency Centers, L.P (4)	(4)	(2)	(2)	(2)	(4)	(4)

Regency Centers, L.P.

Fees to be Paid	Other	Warrants	(3)	(2)	(2)	(2)	(3)	(3)

	Other	Debt Securities (4) (5)	(3)	(2)	(2)	(2)	(3)	(3)

	Total Offering Amounts							N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)	Represents securities that may be offered and sold from time to time in one or more offerings.
(2)

An unspecified number of the securities of each identified class are being registered for possible issuance from time to time at indeterminate prices by the registrants or a selling security holder. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (“Securities Act”), we are deferring payment of all applicable registration fees.

(3)	Deferred in reliance upon Rules 456(b) and 457(r) under the Securities Act.
(4)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.
(5)	The debt securities offered by Regency Centers, L.P. may be accompanied by guarantees issued by Regency Centers Corporation.